Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	Jamie Fulmer- (864) 342-5633
Director of Investor Relations
jfulmer@advanceamerica.net

Advance America Earnings Per Share Increase 18.8% during Second Quarter

SPARTANBURG, S.C., July 25, 2007– Advance America, Cash Advance Centers, Inc. (NYSE: AEA) today reported the results of its operations for the second quarter and six months ended June 30, 2007.

For the six months ended June 30, 2007, total revenues increased 11.0% to $342.0 million, compared to $308.1 million for same period in 2006. Total revenues for the quarter ended June 30, 2007 increased 11.6% to $173.9 million compared to $155.9 million for the same period in 2006. For the quarter ended June 30, 2007, total revenues for the centers opened prior to April 1, 2006 and still open as of June 30, 2007 increased 8.2% compared to the same period in 2006.

The provision for doubtful accounts as a percent of total revenues for the quarter ended June 30, 2007 was 17.7% compared to 17.6% for the same period in 2006. Proceeds from the sale of previously written-off customer receivables during the second quarter of 2007 totaled approximately $3.0 million compared to $1.2 million for the same period in 2006.

Center gross profit increased 12.9%, to $100.1 million in the first six months of 2007 from $88.6 million in the same period of 2006. For the quarter ended June 30, 2007, center gross profit increased 15.1% to $44.3 million compared to $38.5 million for the same period in 2006.

Net income for the first six months of 2007 increased 11.5% to $37.2 million, compared to $33.3 million for the same period in 2006.  Net income for the quarter ended June 30, 2007 increased 15.0% to $14.8 million compared to $12.9 million for the same period in 2006.

Diluted earnings per share increased 18.8% to $0.19 for the quarter ended June 30, 2007, compared to diluted earnings per share of $0.16 for the same period in 2006. For the six months ended June 30, 2007, diluted earnings per share were $0.47 compared to diluted earnings per share of $0.41 for the same period in 2006.

Commenting on the second quarter 2007 results, Advance America’s President and Chief Executive Officer Ken Compton said, “We are pleased with our tenth straight quarter of revenue growth as a public company. We remain pleased with the fundamental strength of our business and continued growth in profitability. In the second half of 2007, we look forward to building on the results of the second quarter by focusing on the performance of our 2,900 centers, expanding our geographic footprint, and offering additional products and services.”

On June 28, 2007 the Company’s subsidiary in the United Kingdom completed the acquisition of its first center and immediately began operations. The Company is also in final negotiations to acquire 15 additional centers.  Commenting on this recent activity, Compton said, “We are pleased to have our first center operating outside of the United States and look forward to expanding our business in the United Kingdom and elsewhere.”

Today, the Company’s Board of Directors declared a regular quarterly dividend of $0.125 per share. The dividend will be payable on September 7, 2007, to stockholders of record as of August 28, 2007.

The Company will discuss these results during a conference call on Thursday, July 26, at 9:00 a.m. (EDT). To listen to this call, please dial the conference telephone number (800) 378-9344. This call will also be webcast live and can be accessed at Advance America’s website www.advanceamericacash.com. An audio replay of the call will be available online or by telephone (888) 203-1112 (replay passcode: 7866495) until the close of business on August 2, 2007.

About Advance America

Founded in 1997, Advance America, Cash Advance Centers, Inc. is the country’s leading provider of payday cash advance services with approximately 2,900 centers in 37 states.  The Company offers convenient, less-costly credit options to consumers whose needs are not met by traditional financial institutions.  The Company is a founding member of the Community Financial Services Association of America (CFSA), whose mission is to promote laws that provide substantive consumer protections and to encourage responsible industry practices.

Forward-Looking Statements and Information:

Certain statements contained in this release may constitute “forward- looking statements” within the meaning of federal securities laws. All statements in this release other than those relating to our historical information or current condition are forward-looking statements. For example, any statements regarding our future financial performance, our business strategy, and expected developments in our industry are forward-looking statements. Although we believe that the current views and expectations reflected in these forward-looking statements are reasonable, those views and expectations and the related statements are inherently subject to risks, uncertainties, and other factors, many of which are not under our control and may not even be predictable. Therefore, actual results could differ materially from our expectations as of today and any future results, performance, or achievements expressed directly or impliedly by the forward- looking statements. For a more detailed discussion of some of the factors that may cause our actual results to differ from our current expectations, please refer to the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2006, a copy of which is available from the Securities and Exchange Commission, upon request from us, or by going to our website: www.advanceamericacash.com.

Interim Unaudited Consolidated Statements of Income

Three and Six Months Ended June 30, 2006 and 2007

(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2007	2006	2007

Revenues:
Fees and interest charged to customers	$152,611	$173,939	$295,703	$342,022
Marketing, processing and servicing fees	3,310	—	12,387	—
Total revenues	155,921	173,939	308,090	342,022

Provision for doubtful accounts and agency bank losses	(27,435)	(30,824)	(39,311)	(46,639)
Net revenues	128,486	143,115	268,779	295,383

Center Expenses:
Salaries and related payroll costs	46,171	49,759	92,718	98,956
Occupancy costs	21,081	23,686	42,129	47,219
Center depreciation expense	4,000	4,264	7,953	8,533
Advertising expense	6,111	7,592	9,430	12,901
Other center expenses	12,635	13,528	27,925	27,686
Total center expenses	89,998	98,829	180,155	195,295
Center gross profit	38,488	44,286	88,624	100,088

Corporate and Other Expenses (Income):
General and administrative expenses	13,766	15,684	26,777	28,963
Corporate depreciation expense	935	812	1,896	1,630
Interest expense	919	2,290	1,826	4,603
Interest income	(123)	(122)	(299)	(198)
Loss on disposal of property and equipment	283	283	491	535
Loss on impairment of assets	—	—	—	314
Income before income taxes	22,708	25,339	57,933	64,241
Income tax expense	8,924	10,186	23,237	26,529
Income before income of consolidated variable interest entity	13,784	15,153	34,696	37,712
Income of consolidated variable interest entity	(888)	(317)	(1,373)	(560)
Net income	$12,896	$14,836	$33,323	$37,152

Net income per common share - basic	$0.16	$0.19	$0.41	$0.47
Weighted average number of shares outstanding - basic	81,829	79,122	81,828	79,120

Net income per common share - diluted	$0.16	$0.19	$0.41	$0.47
Weighted average number of shares outstanding - diluted	81,921	79,286	81,893	79,199

Consolidated Balance Sheets

December 31, 2006 and June 30, 2007 (unaudited)

(in thousands, except per share data)

	December 31,	June 30,
	2006	2007
		(unaudited)
Assets
Current assets
Cash and cash equivalents	$67,245	$36,898
Advances and fees receivable, net	237,725	226,742
Deferred income taxes	11,798	10,084
Other current assets	11,664	13,621
Total current assets	328,432	287,345
Restricted cash	5,446	5,547
Property and equipment, net	63,198	59,659
Goodwill	122,627	122,627
Other assets	5,389	5,286
Total assets	$525,092	$480,464

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$21,164	$19,549
Accrued liabilities	31,737	29,222
Income taxes payable	14,983	1,391
Current portion of long-term debt	537	524
Total current liabilities	68,421	50,686
Revolving credit facility	104,835	66,846
Long-term debt	5,678	5,411
Deferred income taxes	13,564	10,223
Other liabilities	157	231
Total liabilities	192,655	133,397

Non-controlling interest in variable interest entity	32,540	28,618

Commitments and contingencies
Stockholders’ equity
Preferred stock, par value $.01 per share, 25,000 shares authorized; no shares issued and outstanding	—	—
Common stock, par value $.01 per share, 250,000 shares authorized; 96,821 shares issued and 79,534 shares outstanding at December 31, 2006; 96,821 shares issued and 79,544 shares outstanding at June 30, 2007	968	968
Paid in capital	285,382	286,331
Retained earnings	118,258	135,529
Common stock in treasury (17,287 shares at cost at December 31, 2006; 17,277 shares at cost at June 30, 2007)	(104,711)	(104,379)
Total stockholders’ equity	299,897	318,449
Total liabilities and stockholders’ equity	$525,092	$480,464